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                               (ORANGE-CO LOGO)

                                                                      EXHIBIT A2

                                ORANGE-CO, INC.
                          2020 U. S. HIGHWAY 17 SOUTH
                              POST OFFICE BOX 2158
                           BARTOW, FLORIDA 33831-2158
                                OCTOBER 1, 1999

Dear Shareholder:

     As you may be aware, on September 27 the Company executed an Agreement and Plan of Merger (the "Merger Agreement") with affiliates of Reservoir Capital Group, L.L.C., a Delaware limited liability company (collectively, "Parent"), and OJ Acquisition Corp., a Florida corporation ("Purchaser") controlled by Parent, and as of that same date Purchaser acquired from affiliates of Ben Hill Griffin III, the Company's Chairman and Chief Executive Officer (the "Griffin Affiliates"), 5,405,660 shares of the Company's common stock, $.50 par value, comprising 52.4% of the 10,309,975 common shares presently outstanding.

     Under the terms of the Merger Agreement, Parent is required, within five business days following the date of its execution, to cause Purchaser to commence a tender offer (the "Offer") to acquire any and all outstanding Company shares, for the same $7.00 per share net cash price that was paid to the Griffin Affiliates. Following the conclusion of the Offer, Purchaser will be merged with and into the Company and the Company will thereafter continue in existence, with Parent as its sole owner (the "Merger"). Detailed terms and conditions of the Offer are set forth in an Offer to Purchase document, dated October 1, 1999, and a related Letter of Transmittal which are being furnished to you concurrently with this letter.

     Also on September 27, the Company executed a separate Asset Purchase Agreement with Pasco Acquisition, Inc., a Delaware corporation ("Pasco"), pursuant to which Pasco acquired the Company's beverage and food servicing business (the "Food Service Business") and agreed to acquire the Company's processing and packaging business (the "Processing Business"). Concurrently with that execution, Pasco paid to the Company $17,925,000, as well as the additional sum of $11,767,548, which constituted the estimated value of the Food Service Business working capital, and assumed those liabilities of the Company relating to such business. The Asset Purchase Agreement further provides that within the five business day period following consummation of the Merger and satisfaction of certain other conditions, Pasco will acquire the Company's Processing Business and will make a cash payment to the Company equal to the value of the Company's net working capital associated with the Processing Business (with such cash payments being subject to certain post-closing adjustments) and assume the Company liabilities associated therewith.

     AT ITS MEETING OF SEPTEMBER 9, 1999, ACTING IN RELIANCE UPON THE UNANIMOUS RECOMMENDATION OF ITS SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, THE COMPANY'S BOARD OF DIRECTORS CONCLUDED, BY UNANIMOUS VOTE, THAT EACH OF THE MERGER AGREEMENT AND ASSET PURCHASE AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, WERE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS UNAFFILIATED SHAREHOLDERS; THE CONSIDERATION TO BE PAID TO EACH OF THE COMPANY'S UNAFFILIATED SHAREHOLDERS UNDER THE MERGER AGREEMENT FOR EACH OF THE COMPANY'S COMMON SHARES OWNED BY SUCH HOLDER WAS FAIR; AND THE CONSIDERATION TO BE PAID TO THE COMPANY UNDER THE ASSET PURCHASE AGREEMENT FOR THE ASSETS TO BE ACQUIRED THEREUNDER WAS ALSO FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS UNAFFILIATED SHAREHOLDERS. THE BOARD THEREFORE RESOLVED TO FAVORABLY RECOMMEND TO THE COMPANY'S UNAFFILIATED SHAREHOLDERS THAT THEY ACCEPT THE OFFER AND TENDER THEIR COMPANY SHARES.

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     In reaching its own recommendation the Special Committee of the Board relied upon a formal written opinion (a copy of which is being furnished to you as an exhibit to the Schedule 14D-9, Solicitation/Recommendation Statement, a copy of which is also included with this letter and has separately been filed with the Securities and Exchange Commission) of Stephens Inc., the qualified independent financial advisor which it had engaged to undertake an analysis of the transactions as proposed in the Agreements and the letters of intent upon which they were based, given after applying selected financial criteria to such transactions, to the effect that the Offer and the Merger are fair from a financial point of view to the Company's unaffiliated shareholders, and also gave careful consideration to a variety of factors which are disclosed in the referenced Schedule 14D-9.

     Accordingly, I am writing on behalf of the Company to encourage you, following your review of the enclosed Offer to Purchase, dated October 1, 1999, and the related Letters of Transmittal that are to be used to effect a tender of your shares, to accept the Offer, tender all of your Shares pursuant to their terms, and timely complete and return any documentation requested of you.

     If you have questions concerning this matter, they may be addressed to me or the Company's Vice President and Chief Financial Officer, Dale A. Bruwelheide.

                                      Yours truly,

                                      /s/ Gene Mooney
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                                          Gene Mooney, President and Chief
                                          Operating Officer

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